Exhibit 99.1

Trovagene collaborates with USC in a clinical study evaluating cancer monitoring technology

Study to investigate Trovagene’s non invasive cancer monitoring technology using cell free DNA from urine samples

SAN DIEGO, CA — September 6, 2013 — Trovagene, Inc. (NASDAQ: TROV), a developer of molecular diagnostics for cancer monitoring, today announced that the Company has entered into a clinical collaboration agreement with the University of Southern California to study genomic characterizations of metastatic colorectal cancers using Trovagene’s proprietary cell-free DNA assays. The study is designed to demonstrate that cell-free DNA obtained from urine is a viable systemic sample for colorectal cancer disease monitoring, which includes measuring therapy response, identifying cancer genomic changes and monitoring disease progression.

“The current gold standard for monitoring response to treatment in metastatic colorectal cancer patients is radiographic assessment, typically by CT—scan. Although robust, it lacks the ability to assess the dynamic changes in the tumor tissue undergoing treatment. Thus development of chemo-resistance may be un-detected for months before progression is seen on CT-scans. Trovagene technology has the potential to assess the effectiveness of chemotherapy in real time. Our study evaluates the role of using molecular testing of the tumor DNA in urine as a tool for monitoring the disease and detecting development of resistant clones of the tumor on chemotherapy. The information may be critical to change the treatment strategy early before progression is documented on CT-scans, resulting in more effective outcomes for our patients.” said Dr. Heinz-Josef Lenz, Associate Director of Clinical Research at the USC Norris Comprehensive Cancer Center.

“We are delighted to be collaborating with one of the recognized leaders in the molecular analysis and treatment of colorectal cancer.” stated Mark Erlander, CSO of Trovagene. “Our technology offers the possibility for clinicians to obtain more frequent clinically actionable information to drive treatment decisions, with the goal of complementing more invasive, difficult and expensive tests that require blood, tissue biopsy or CT-scans.”

Using cell-free DNA obtained from urine of patients with colorectal cancer undergoing therapy, the primary objectives of the study are to assess correlation of mutation frequencies in BRAF,

KRAS and PIK3CA oncogenes with tumor load, to monitor disease progression and to assess genomic changes as a patient undergoes therapy.

Colorectal cancers are considered to be among the most challenging cancers to treat. There are approximately 140,000 newly diagnosed colorectal cancer patients annually in the US. Mutations of KRAS, BRAF or PIK3CA oncogenes are present in over 50% of colorectal cancers and frequently occur during the course of therapy, thereby effecting response to treatment and/or prognosis.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its patented technology for the detection of cell-free DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that can be isolated and detected from urine. Trovagene has a strong intellectual property asset as it relates to cell-free DNA and RNA testing in urine. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Trovagene, Inc.

Financial

Stephen Zaniboni

Chief Financial Officer

Trovagene, Inc.

858-952-7594

szaniboni@trovagene.com

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